EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-25845, 333-88100, 333-91252, 333-113688 and 333-137499) of Carbo Ceramics Inc. of our reports dated February 25, 2008, with respect to the consolidated financial statements and schedule of CARBO Ceramics Inc., and the effectiveness of internal control over financial reporting of CARBO Ceramics Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
New Orleans, Louisiana
February 25, 2008